EXHIBIT 5
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                          CARTER LEDYARD & MILBURN LLP
                                Counselors at Law
                                  2 Wall Street
                          New York, New York 10005-2072
                                    ---------

                                 (212) 732-3200
                               Fax (212) 732-3232


                                       December 16, 2003


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:   Pall Corporation
                        ----------------

Ladies and Gentlemen:

     We have acted as counsel for Pall Corporation, a New York corporation (the "Corporation"), in connection with the adoption of an amendment to its Management Stock Purchase Plan (the "Plan"). Such amendment provides for the issuance under the Plan, upon the conversion of restricted stock units, of up to an additional 1,000,000 shares (the "Shares") of the Common Stock, $.10 par value per share, of the Corporation (the "Common Stock") and up to an additional 1,000,000 Common Share Purchase Rights (the "Rights"). The Shares may be either authorized but unissued or reacquired shares. Each Right will be issued in connection with the issuance of one of the Shares and, prior to the Distribution Date (as defined in the Rights Agreement providing for the Rights), will be transferable with and only with, and will be evidenced by the certificate evidencing, such Share.

     We have examined the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents as we have deemed relevant as a basis for our opinion hereinafter expressed.

     Based on the foregoing, we are of the opinion that up to an additional 1,000,000 restricted stock units issuable under the Plan, and up to an additional 1,000,000 authorized but previously unissued Shares and Rights which may be issued upon conversion of such restricted stock units, when issued by the Corporation in accordance with the terms of the Plan, will be legally issued, and such Shares will be fully-paid and non-assessable.



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     We hereby  consent  to the  filing of this  opinion  as an  exhibit  to the
Corporation's Registration Statement on Form S-8 for the restricted stock units, the Shares and the Rights.

     Heywood Shelley, counsel to this Firm, is a director of the Corporation.


                                            Very truly yours,


                                            /s/Carter Ledyard & Milburn LLP

SVB/VM-S:lrh





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